Exhibit 99.1

American States Water Company Announces CPUC Decision Approving New Water Rates at GSWC

SAN DIMAS, Calif.--(BUSINESS WIRE)--June 3, 2019--American States Water Company (NYSE:AWR) announced that on May 30, 2019, the California Public Utilities Commission (“CPUC”) approved the water general rate case for AWR’s wholly owned subsidiary, Golden State Water Company (“GSWC”). GSWC had filed a general rate case application in July 2017 for all of its water regions and the general office to determine new rates for the years 2019 – 2021. The new rates approved by the CPUC are retroactive to January 1, 2019. Among other things, the final decision approves a settlement agreement in its entirety that had been entered into in August 2018 between GSWC and the CPUC’s Public Advocates Office. As a result, the final decision authorizes GSWC to invest approximately $334.5 million over the rate cycle in order to continue to provide safe and reliable water utility service to its customers. The $334.5 million of infrastructure investment includes $20.4 million of capital projects to be filed for revenue recovery through advice letters when those projects are completed. In April 2019, the assigned Administrative Law Judge had issued a proposed decision approving the settlement agreement with the exception of these advice letter projects. However, in the final decision, the CPUC adopted a revised proposed decision which was modified to approve the initial settlement as filed, including all of the advice letter capital projects agreed to by GSWC and the Public Advocates Office.

Excluding the advice letter project revenues, the new rates approved will increase the water gross margin for 2019 by approximately $7.1 million, adjusted for updated inflation index values since the August 2018 settlement, as compared to the 2018 adopted water gross margin. The 2019 water revenue requirement has been reduced to reflect a decrease of approximately $7.0 million in depreciation expense, compared to the adopted 2018 depreciation expense, due to a reduction in the overall composite depreciation rates based on a revised study filed in the general rate case. The decrease in depreciation expense lowers the water gross margin, and is offset by a corresponding decrease in depreciation expense, resulting in no impact to net earnings. In addition, the 2019 water revenue requirement includes a decrease of approximately $2.2 million for excess deferred tax refunds as a result of the 2017 Tax Cuts and Jobs Act, which has a corresponding decrease in income tax expense and also results in no impact to net earnings. Had depreciation expense remained the same as the 2018 adopted amount and there were no excess deferred tax refunds that lowered the 2019 revenue requirement, the water gross margin for 2019 would have increased by approximately $16.3 million.

Due to the delay in receiving a final decision by the CPUC, billed water revenues to date have been based on 2018 adopted rates. Had new rates been in place as of January 1, 2019, pretax income for the water segment would have been higher by approximately $4.0 million, or $0.08 per share, for the first quarter of 2019. Because the new rates are retroactive to January 1, 2019, this cumulative impact will be recorded during the second quarter of 2019. In addition, the final decision approves the recovery of previously incurred costs that were being tracked in CPUC-authorized memorandum accounts, which will result in a reduction to operating expenses of approximately $1.0 million, or $0.02 per share, also to be recorded during the second quarter.

Excluding the advice letter project revenues, the final decision allows for potential additional water revenue increases in 2020 and 2021 of approximately $9.6 million and $12.0 million, respectively, subject to the results of an earnings test and changes to the forecasted inflationary index values.

Forward Looking Statements

Certain matters discussed in this news release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc., serving over one million people in nine states. Through its utility subsidiary, Golden State Water Company, the company provides water service to approximately 260,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customer connections in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

CONTACT:
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707